Exhibit 10.5

MATRIX SERVICE COMPANY

DEFERRED COMPENSATION PLAN

FOR MEMBERS OF THE BOARD OF DIRECTORS

I. Introduction

This Matrix Service Company Deferred Compensation Plan for Members of the Board of Directors (“Plan)” is adopted effective December 31, 2006. This Plan amends the Matrix Service Company Deferred Compensation Plan for Members of the Board of Directors adopted effective January 1, 2005 (the “2005 Plan”) and the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company adopted effective October 18, 2000 (the “2000 Plan”).

This Plan is intended to comply in all material aspects with Code1 § 409A and the Treasury Regulations promulgated thereunder.

The purpose of this Plan is to permit members of the Board of Directors of Matrix Service Company (“Matrix”) to defer compensation earned for services rendered from the Effective Date, forward, under the terms and conditions therein. The purpose of this Plan is to bring the 2000 Plan and the 2005 Plan into compliance with the provisions of Code § 409A and the applicable Treasury Regulations.

The terms and conditions set forth herein govern in all aspects the rights and obligations of Matrix Service Company and the “Participants” as defined herein in Article II, below. The terms and conditions set forth herein govern all Elections to defer compensation and all payments due under such Elections under the 2000 Plan and the 2005 Plan from December 31, 2006, forward. However, Elections made and vesting dates established under the 2000 Plan and 2005 Plan shall remain in full force and effect, and the vesting dates under these prior arrangements shall not be accelerated on account of the amendments provided by this Plan.

II. Definitions

Capitalized terms appearing in this Plan have the meanings set forth below.

A. “Beneficiary” means the person or persons the Participant has designated to receive the Units, Phantom Stock or Compensation in the event of the Participant’s death. The term “Beneficiary” includes any trust established by the Participant and designated by the Participant as the Beneficiary under this Plan.

B. “Board” means the Board of Directors of Matrix Service Company.

[1]	“Code” means the Internal Revenue Code of 1986, as amended.

C. “Change of Control” means (i) a “change in ownership” of Matrix of greater than fifty percent (50%) of Matrix’ outstanding voting stock within a six (6) month period; (ii) a “change in the effective control” of Matrix, as determined by a change of greater than thirty-five percent (35%) of Matrix outstanding voting stock by a person or persons acting as a group within a twelve (12) month period; or (iii) a “change in the ownership of a substantial portion of the assets” of Matrix Service Company as these terms are defined under Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements.

Upon identification and notice to the Board of the occurrence of one of the above events, the Board shall consider all the facts and circumstances at its next meeting, and shall confirm or deny by resolution or majority vote, whether a “Change of Control” exists within the meaning of this Agreement. Any similar determination by the Board that a “Change of Control” has occurred ;under the terms of any other deferred compensation or stock option plan offered by Matrix to executives or Board members shall also constitute a determination that a “Change of Control” has occurred under this Plan.

D. “Compensation” means all payments, as applicable, of Units, Phantom Stock or Deferred Fees as indicated by an Election Agreement made under this Plan, the 2000 Plan or the 2005 Plan.

E. “Deferred Fees” means Fees deferred under an Election Agreement and payable as Compensation under such Election Agreement. The term “Fees” includes the term “Unit(s)” under the 2000 and 2005 Plans.

F. “Disability” means

1. That the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as certified to the Board by the Participant’s attending physician; or

2. That the Participant is, by reason of such certified medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer; or

3. That the Participant has been determined to be totally disabled by the Social Security Administration.

G. “Election” means the designation to defer Fees.

H. “Election Agreement” means the individual agreements executed by Matrix Service Company and each Participant under this Plan, the 2000 Plan or the 2005 Plan. The term “Election Agreement” includes the term “Deferred Fee Agreement” as defined by the 2000 Plan.

I. “Effective Date” means December 31, 2006.

J. “Fees” means all money provided to a Member by Matrix Service Company each Plan Year in exchange for the Member’s service to the Board.

K. “Matrix” means Matrix Service Company or any successor to Matrix Service Company as provided in Section VI.B., herein below.

L. “Member” means any individual person who serves on the Board.

M. “Participant” means a Member who has executed an Election Agreement.

N. “Plan Year” means the 12-month period from January 1st to December 31st each calendar year.

O. “Payment Date” means the date the Participant is entitled to Compensation under the terms of this Plan. The terms of this Plan supercede the terms of the 2000 Plan and 2005 Plan as to the Payment Date.

P. “Termination Date” means the date that the Participant separates from service and neither the Participant nor Matrix anticipates, in good faith, that the Participant will return to service on the Board or will, in the future, ever be hired by Matrix as an employee or independent contractor in some other capacity.

Q. “Unit” means “Phantom Stock” as defined under the 2000 Plan and “Unit” as defined under the 2005 Plan and includes that unitary measure, having a monetary value equal to one share of Matrix’ common stock traded at the close of the Nasdaq Exchange on the effective date of the Participant’s Election Agreement or Payment Date (as applicable). If the effective date of the Participant’s Election Agreement or Payment Date falls on a weekend or holiday, the value of the Unit shall be calculated as of the close of the Nasdaq Exchange on the first business day after the Payment Date.

III. Eligibility, Elections and Participation

A. Eligibility. Any person who is a Member is eligible to be a Participant in this Plan, so long as the Member has not received Compensation as a Participant in this

Plan, the 2000 Plan or the 2005 Plan within the twelve (12) months prior to the date the Participant first became a Member. For purposes of the initial Plan Year of this Plan, a Member is eligible to become a Participant on the first day of the month following the Board’s resolution or consent to adopt the Plan.

B. Authority to Execute the Election Agreement. The Board will delegate to a Matrix officer the authority to execute an Election Agreement on behalf of Matrix with any Member who is eligible under subsection III.A.

C. Election and Participation. An eligible Member must execute an initial Election Agreement as to Fees earned during the first year of services to the Board within thirty (30) days of becoming a Member. A Member who timely signs an Election Agreement under this Plan, the 2000 Plan or the 2005 Plan is a Participant under this Plan and is bound by the terms of the Plan.

D. Annual Elections.

1. Outstanding Elections. Election Agreements executed under the 2000 Plan and 2005 Plan shall constitute binding Election Agreements under this Plan, so long as the terms of such Election Agreements do not conflict with the terms of this Plan. Where the terms of the Election Agreements executed under the 2000 Plan or 2005 Plan may conflict with the terms of this Plan, the terms of this Plan shall control. Election Agreements executed under the 2000 Plan and 2005 Plan shall be deemed amended to the extent necessary to cause them to conform to the terms of this Plan.

2. Elections Under This Plan. Each eligible Member who desires to elect deferred Fees for an upcoming PlanYear pursuant to this Plan, and therefore become a Participant, must execute an Election Agreement prior to December 31st of the Plan Year prior to the calendar year in which Fees will be earned. For example, a Participant who desires to defer Fees in 2007 must execute an Election Agreement covering such Fees no later than December 31, 2006. If no Election is made, the Member will be compensated for Fees in cash according to the regular and customary method and payment schedule adopted by the Board.

E. Fees Covered by an Election. An eligible Member may specify a portion of Fees to be covered by an Election Agreement, at the Member’s discretion.

F. Nature of the Election/Form of Payment. A Participant may make an Election to receive Deferred Fees that are to be paid Compensation under this Plan only as described in Article IV herein. Elections to receive Deferred Fees and be paid Compensation in Units under the 2000 Plan or 2005 Plan shall, nevertheless, be honored and payments of Compensation shall be made in amounts specified by the 2000 Plan or 2005 Plan as applicable.

G. Binding Nature of Elections. Once an Election Agreement is executed by a Member and Matrix, the Election Agreement may not be modified, amended or revoked for any reason whatsoever.

IV. Terms and Conditions Governing Deferred Fees and Payments of Compensation.

A. Duration of Deferral. Each Election Agreement shall defer Fees covered by the Election Agreement to the date of the triggering event that is the first to occur as follows (the “Triggering Event”):

1.	The Termination Date;

2.	The “Vesting Date” defined under an Election Agreement entered into by a Participant under the 2000 Plan (but only if entered into prior to December 31, 2005;

3.	Five (5) years following the Effective Date of the Participant’s Election Agreement;

4.	The date of a Change of Control; or

5.	The date of a the Participant’s Disability

6.	The date of the Participant’s death.

Neither the Participant, nor any Beneficiary or assignee of the Participant, shall have any right to Compensation until the occurrence of the Triggering Event described above. The amount of Compensation due any Participant under this Plan and the applicable Election Agreement shall be calculated as of the date of the applicable Triggering Event. Participants, and any Beneficiary of any Participant, are unsecured, general creditors of Matrix as to all amounts of Compensation payable under the Plan up to and including the Payment Date. In no event shall a Participant’s right to Compensation, the Triggering Event, or the Payment Date be accelerated.

B. Time of Payment: The Payment Date. The Payment Date for Compensation under this Plan shall be:

1. Within thirty (30) calendar days of the expiration of twelve (12) months from the Participant’s Termination Date, so long as the Participant has not become a Member of the Board within that twelve (12) month period and has not contracted with Matrix or become an employee of Matrix within that period;

2. Within thirty (30) calendar days of the date the Board determines the Participant has a Disability and has ceased being a Member as a result of the Disability;

3. Within thirty (30) days after the end of the five (5) year period following the date of the Participant’s Election.

4. Within thirty (30) calendar days of the Change of Control of Matrix; or

5. Within thirty (30) calendar days of the Vesting Date defined under an Election Agreement entered into by a Participant under the 2000 Plan (but only if entered into prior to December 31, 2005.

6. Within thirty (30) calendar days of the date of the Participant’s death, where death is the triggering event under subsection IV.A., above;

In the event a Participant becomes a Member of the Board, an independent contractor or employee of Matrix within the twelve (12) month period following the Participant’s Termination Date, the Participant shall forfeit the right to Compensation on the Payment Date. In such an event, the Triggering Event for payment of Compensation to the Participant shall not be deemed to have occurred until the first to occur of one of the other Triggering Events specified above or the occurrence of a subsequent Termination Date.

C. Amount of Compensation. Compensation for Deferred Fees under this Plan shall be calculated as follows:

1. Where a Participant has executed an Election Agreement under this Plan on or after December 31, 2006, Compensation shall be equal to the amount of Deferred Fees commencing on the date of the Election, plus the rate of interest or earnings upon such Deferred Fees as specified in the Election Agreement for the period from the date of the Election to the date of the Triggering Event.

2. Where a Participant has executed an Election Agreement under the 2000 Plan or 2005 Plan the amount of Compensation shall be equal to the value of the Units or Compensation (including accrued interest) as specified by those Plans and defined by this Plan for the period from the date of Election to the date of the Triggering Event.

V. Forfeitures Notwithstanding any provision of this Plan, a Participant who has executed an Election Agreement will permanently forfeit his or her right to Deferred Fees and Compensation when, before any Payment Date, a unanimous vote of the Board is taken (the affected Participant abstaining) and it is determined by the Board that one of the following events has occurred:

A. Activity Adverse to Matrix. The Participant has engaged in activity that is adverse to Matrix’ interests in connection with the Participant’s obligation to service Matrix as a Member;

B. Fraudulent Activity. The Participant has engaged in activity that is willfully fraudulent and the activity has caused Matrix significant economic harm;

C. Conviction of a Felony. The Participant has been convicted of a felony under state or federal law, and the conviction has had an adverse impact upon Matrix.

The Board’s determination that any one of these events has occurred is final and not reviewable or appealable under any administrative or judicial proceeding.

VI. Miscellaneous Provisions

A. Right to Terminate or Amend the Plan. The Board may amend or terminate this Plan at any time. However, the termination of this Plan shall not void Election Agreements then outstanding and shall not accelerate Triggering Events or Payment Dates specified herein as to such Election Agreements. Amendments to the Plan shall also not accelerate Triggering Events or Payment Dates specified herein for Election Agreements in force as of the date of the amendment.

B. Successors to Matrix Service Company. The Plan shall be deemed assigned to and binding upon any successor entity to Matrix, and shall remain in effect in the event such successor entity agrees to be bound by the terms of this Plan as provided by Section II. K, above. In the event a successor fails to take action to be bound by the terms of this Plan within sixty (60) days of its assuming control of Matrix, then this Plan is deemed terminated due to a Change of Control, and payments under this Plan shall become due and payable within thirty (30) days thereafter as provided by Section IV.B. of this Plan.

C. Governing Law. This Plan shall be construed and governed by the laws of the State of Oklahoma, except when superceded by federal law.

D. No Trust. Neither this Plan, nor any Election Agreement under this Plan, shall be deemed to create a trust in favor of any Member, Participant or Beneficiary.

E. No Assignment. The Participant’s rights under this Plan may not be transferred, assigned or otherwise subject to alienation, except with respect to a designation of Beneficiary or Beneficiaries. The rights created under this Plan are not subject to the claims of any Participant’s creditors.

F. Payment of Taxes. In the even that the terms of this Plan or any Election Agreement is deemed by any state or federal taxing authority to create a presently ascertainable value constructively received by the Participant on the effective date of the

Election Agreement, Matrix shall pay to the Participant the amount of any interest or penalties assessed specifically on account of the Plan’s terms or a Participant’s failure to include amounts of Deferred Fees into gross income in the tax year the Election is made.

G. Headings. Headings contained in this Plan are for the convenience of Matrix and the Participants and do no alter, supplement or amend the terms and conditions of the Plan.

H. No Contract for Services. The terms of this Plan do not create a contract for services for any specific duration between the Member and Matrix.

I. Entire Plan. This Plan contains the entire agreement between Matrix and the Participants and Members. Unless expressly referenced herein, the terms of any prior arrangement governing the same subject matter, including the terms of the 2000 Plan and 2005 Plan do not survive the adoption of this Plan. This Plan may not be amended absent a resolution or consent passed and/or executed by a majority of the Board.

MATRIX SERVICE COMPANY

By:

Its:

BOARD OF DIRECTORS OF MATRIX SERVICE COMPANY